Exhibit 99.1

NEW PEOPLES BANKSHARES INC

NEWS RELEASE

FOR IMMEDIATE RELEASE:
January 30, 2024

FOR MORE INFORMATION, CONTACT:
Christopher G. Speaks
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES ANNUAL EARNINGS

Honaker, Virginia – January 30, 2024

<u>Highlights</u>

- Net income for the year ended December 31, 2023 was $7.2 million, or $0.30 per diluted share;
- Net income for the fourth quarter of 2023 was $1.6 million, or $0.07 per diluted share,
- Net interest margin was 3.52% for the fourth quarter of 2023 compared to 3.64% for the third quarter of 2023 and 3.86% for the fourth quarter of 2022;
- Net interest margin was 3.67% for the year ended December 31, 2023
- Total gross loans increased $53.5 million, or 9.2%, during the year ended December 31, 2023;
- Total deposits increased $23.8 million, or 3.4%, during the year ended December 31, 2023;
- New Peoples Bank remains well-capitalized. The leverage ratio improved to 11.11%.

Today, New Peoples Bankshares, Inc. (the "Company") (OTCBB: NWPP), the holding company for New Peoples Bank, Inc. (the "Bank"), announced fourth quarter 2023 net income of $1.6 million, or $0.07 per share, as compared to $2.3 million, or $0.09 per share, for the fourth quarter of 2022, a reduction in earnings of $702,000 or 31.2%. For the year ended December 31, 2023, net income was $7.2 million, or $0.30 per share, compared to $8.1 million, or $0.34 per share, in 2022.

C. Todd Asbury, President and CEO of the Company, stated, "We are pleased to report our results for the quarter, as we continue to implement strategies to achieve our overall growth and performance goals. Our loan demand and credit quality have remained strong. However, competition for deposits has remained intense and is expected to continue to exert upward pressure on our cost of funds. On December 1,2023, J.W. Kiser became president and chief executive officer of the Bank. The board of directors and I are confident that J.W. will provide the necessary leadership as we continue to focus on improving operational efficiencies and providing exceptional customer service to drive value for our shareholders while building and growing a strong balance sheet. As part of those goals, we are looking forward to opening a full-service branch office in Boone, N.C. during the first quarter of 2024."

<u>Revenue</u>

Net Interest Income/Net Interest Margin

Net interest income for the quarter ended December 31, 2023 was $6.9 million compared to $7.6 million for the quarter ended December 31, 2022. The decrease was primarily due to an increase in the cost of interest-bearing liabilities which increased to 2.44% during the quarter ended December 31, 2023, compared to 0.84% for the same period in 2022. Time deposits accounted for the majority of the increased expense as the cost and average volume increased 237 basis points ("bps") and $58.2 million, respectively, for the comparative three-month periods as the deposit mix continued to shift from lower cost deposit products. The $2.1 million increase in interest expense more than offset the $1.3 million increase in interest income for the comparative quarters. Interest income for the period increased primarily due to the $1.6 million increase of interest and fees on loans as the yield increased 61 bps to 5.57%, and the average volume increased $48.2 million for the comparative three-month periods. As a result of these changes, the net interest margin decreased to 3.52% for the quarter December 31, 2023 compared to 3.86% for the same period of 2022.

Net interest income for the year ended December 31, 2023 was $28.0 million compared to $28.3 million for the year ended December 31, 2022. The decrease was primarily due to an increase in the cost of interest-bearing liabilities of 125 bps to 1.88% during the year ended December 31, 2023 compared to 0.63% during the year ended December 31, 2022. As noted in the quarterly discussion, time deposits were the primary contributor to the decline in the net interest income, due to an increase of 176 bps in the quarterly cost on time deposits to 2.57% and a $33.3 million increase in the average balance of time deposits due to a shift in the deposit mix from lower cost products. Additionally, the cost of borrowed funds increased, as trust preferred securities costs rose 323 bps to 7.65% and other borrowings costs rose 116 bps to 3.60%. The impact of the other borrowings cost increase was partially offset by a reduction of $13.2 million in the average outstanding balance. The increase in the cost of funds was offset by an increase of 85 bps in the yield on earning assets. The yield on loans increased 66 bps to 5.35%, helping to offset the increased cost of funding during the year ended December 31, 2023. These rate and volume activities combined to result in a decrease in net interest income of $266,000, while the net interest margin rose slightly to 3.67% for year ended December 31, 2023, from 3.62% for 2022.

Provision for Credit Losses

The provision for credit losses charged to the income statement for the quarter ended December 31, 2023 was $345,000 compared to $225,000 for the quarter ended December 31, 2022. This increase resulted from the growth of the loan portfolio.

For the year ended December 31, 2023, the provision for credit losses was $649,000 compared to $625,000 for the year ended December 31, 2022.

Non-interest Income

Non-interest income increased $376,000 to $2.7 million for the quarter ended December 31, 2023 from $2.3 million for the comparable quarter in 2022. The increase is due largely to the increase in other non-interest income. Other non-interest income increased $397,000, or 322.76%, primarily due to an insurance claim payment related to the 2022 cybersecurity incident that resulted in $257,000 of other income, combined with $60,000 of gains from the sales of a storage building and bank owned vehicles, and $22,000 increase in incentive fees from a vendor contract renewal and $10,000 increase in merchant service fees.

Non-interest income increased $709,000 to $9.9 million for the year ended December 31, 2023 from $9.2 million for the comparable period in 2022. The primary drivers of the increase were the sales of a former operations facility and branch location resulting in a combined gain of $130,000; an increase in financial services revenue of $168,000; and income resulting from the insurance claim payment in the amount of $257,000. This was offset by decreases in service charge income and card processing fees totaling a combined $122,000 during the period. Service charge income decreased due to changes made in 2022 in assessing certain charges that reduced the number of transactions subject to such fees. Additional changes to our service charge structure took effect during the fourth quarter of 2023, which eliminated charges for certain represented items, and certain funds transfer fees. Fees from debit card activity declined as customer deposit balances have reverted to pre-pandemic levels and customer spending habits have also begun to normalize.

Non-Interest Expense

Non-interest expense was $7.2 million for the quarter ended December 31, 2023 compared to $6.8 million for the quarter ended December 31, 2022. The $377,000 increase was impacted by the $127,000 increased occupancy and equipment costs, as well as other operating expenses, which increased $466,000. The increase in occupancy and equipment costs relates to the loss on disposal of assets in the amount of $132,000. The increase in other noninterest expenses was due to increases in expenses related to our debit and credit cards rewards program of $120,000 and other operating costs. The increases to the rewards program resulted from increased points redemptions, as result changes initiated by certain vendors encouraging such redemptions. The increases in total noninterest expense were partially offset by a $286,000 decrease in data processing and telecommunications costs.

Non-interest expense was $28.0 million for the year ended December 31, 2023 compared to $26.5 million for the year ended December 31, 2022. The $1.5 million increase was impacted by increases in salaries and employee benefits of $891,000 as well as legal and professional fees of $273,000, the increased cards rewards program of

$115,000 and deposit insurance of $143,000. These increases were partially offset by decreases in occupancy expenses of $192,000, and data processing and telecommunication costs of $171,000, in comparison to the year ended December 31, 2022. During the first quarter of 2024 changes will be made to our branch network, with the consolidation of our two offices in Bristol, VA along with the anticipated opening of a full-service branch office in Boone, NC. It is expected that personnel and occupancy costs will incur modest increases resulting from these changes.

Balance Sheet

Total assets as of December 31, 2023 were $826.3 million, an increase of $51.0 million, or 6.6%, from $775.4 million as of December 31, 2022. Gross loans increased $53.5 million, or 9.2%, during 2023 due to continuing strong loan demand. Investment securities decreased $6.3 million during 2023 primarily due to principal repayments of amortizing investments and other security maturities of $8.7 million, combined with a decrease of $2.9 million in the unrealized loss position, partially offset by $500,000 in purchases. All of the Company's investments are designated as available-for-sale.

Deposits totaled $716.5 million as of December 31, 2023 compared to $692.7 million as of December 31, 2022. The increase of $23.8 million, or 3.4%, was due to efforts to attract and retain deposits, specifically time deposits, combined with cyclical funds inflows. As a result of these efforts, total time deposits increased $63.6 million during the year ended December 31, 2023. The increase in time deposits contributed to the increase in our cost of funds, as previously discussed, due to the rising interest rate environment experienced over the past two years.

In May 2023, an advance from Federal Home Loan Bank of $10.0 million, that matures in 2028, was drawn to support loan closings. In December 2023, based on the rate relative to other short-term funding options, the Company borrowed $10.0 million from the Federal Reserve Bank under its Bank Term Funding Program that matures in 2024.

Capital

During the year ended December 31, 2023, total shareholders' equity increased $7.6 million to $64.8 million due to the earnings of $7.2 million and the $2.3 million decrease in the net unrealized loss on available-for-sale investment securities, which was partially offset by a cash dividend payment of $1.4 million and the repurchase of common stock totaling $237,000. Additionally, the implementation of the current expected credit loss ("CECL") methodology resulted in a one-time net of tax, direct charge to retained earnings of $212,000. Consequently, book value per share increased to $2.72 as of December 31, 2023 compared to $2.40 at December 31, 2022. The Bank remains well capitalized per regulatory guidance.

As previously reported, the Board extended the repurchase of up to 500,000 shares of the Company's common stock through March 31, 2024. During 2023, the Company repurchased 100,875 shares at an average price of $2.31 per share. During the quarter ended December 31, 2023, the Company repurchased 35,488 shares at an average price of $2.43 per share. Since the commencement of the repurchase plan, 174,470 shares have been repurchased at an average price of $2.32.

Asset Quality

On January 1, 2023, the Company adopted ASU 2016-13, which replaced the incurred loss methodology with the CECL expected loss methodology. The transition adjustment of the adoption of CECL included a decrease of $80,000 to the allowance for credit losses and an increase for the allowance for credit losses on unfunded loan commitments of $348,000. The allowance for credit losses as a percentage of total loans was 1.14% as of December 31, 2023, based on the new methodology, and 1.15% as of December 31, 2022 based on the incurred loss model.

Annualized net recoveries, as a percentage of average loans, during the fourth quarter of 2023 was 0.01% compared to net charge-offs of 0.04% during the third quarter of 2023 and 0.06% during the fourth quarter of 2022. For the year ended December 31, 2023, net charge-offs were 0.02% of average loans, compared to 0.11% for the same period in 2022.

Nonperforming assets, which include nonaccrual loans and other real estate owned, remained consistent at $3.7 million as of December 31, 2023 and 2022. Nonperforming assets as a percentage of total assets were 0.45% as of December 31, 2023, and 0.47% as of December 31, 2022.

Other real estate owned totaled $157,000 as of December 31, 2023, which is a decrease of $104,000 from $261,000 as of December 31, 2022. Expenses associated with other real estate owned were $126,000 for the year ended December 31, 2023, compared to $176,000 during the year ended December 31, 202. The reduction in these costs were due to the reduction in the number of properties held as other real estate owned. Nonaccrual loans increased to $3.5 million as of December 31, 2023 from $3.4 million at December 31, 2022.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company's common stock is traded over the counter under the trading symbol "NWPP". Additional investor information can be found on the Company's website at https://newpeoples.bank/Bankshares-About-Us.

This news release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i) the success or failure of efforts to implement the Company's business plan; (ii) any required increase in the Company' regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company's nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company's markets; (vii) the Company's ability to attract and retain talent; (viii) demographical changes in the Company's markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company's market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower's ability to repay and the Company's management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company's ability to successfully manage cyber security; (xx) the Company's reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; (xxiii) disruptions in the financial services industry or individual financial institutions and the subsequent media attention that could impact our customers' behavior; and (xxiv) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022
(UNAUDITED)

Dollars in thousands, except per share	**December 31, 2023**	**December 31, 2022**
Interest income on loans, including fees	$ 32,552	$ 27,739
Interest income on investment securities	2,167	1,983
Interest income and dividends on all other	2,416	1,668
Total interest and dividend income	37,135	31,390
Interest expense on deposits	7,582	1,875
Total interest expense	9,116	3,105
Net interest income	28,019	28,285
Provision for credit losses	649	625
Net interest income after provision for credit losses	27,370	27,660
Total non-interest income	9,949	9,240
Total non-interest expenses	27,988	26,519
Income tax expense	2,147	2,299
Net income	$ 7,184	$ 8,082
Basic and diluted income per share	$ 0.30	$ 0.34
Return on average shareholders' equity	12.00%	13.89%
Return on average assets	0.91%	0.99%

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
QUARTERS ENDED DECEMBER 31, 2023 THROUGH DECEMBER 31, 2022
(UNAUDITED)

Dollars in thousands	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total cash and cash equivalents	$ 64,977	$ 52,877	$ 67,683	$ 74,333	$ 61,686
Investment securities available-for-sale	89,805	87,452	93,106	96,722	96,076
Loans receivable, net of allowance for credit losses	630,855	619,295	602,224	583,829	577,886
Allowance for credit losses	(7,256)	(6,908)	(6,814)	(6,661)	(6,727)
Total assets	826,313	799,953	802,992	793,635	775,358
Total deposits	716,467	704,822	708,076	708,817	692,707
Total liabilities	761,502	739,995	742,835	733,947	718,139
Total shareholders' equity	64,811	59,958	60,157	59,688	57,219

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2023 THROUGH DECEMBER 31, 2022
(UNAUDITED)

Dollars in thousands, except per share	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Interest income on loans, including fees	$ 8,841	$ 8,453	$ 7,876	$ 7,382	$ 7,263
Interest income on investment securities	525	535	547	560	561
Interest income and dividends on all other	644	597	595	580	839
Total interest and dividend income	10,010	9,585	9,018	8,522	8,663
Interest expense on deposits	2,681	2,110	1,645	1,146	623
Total interest expense	3,100	2,544	2,018	1,454	1,043
Net interest income	6,910	7,041	7,000	7,068	7,620
Provision for credit losses	345	155	149	-	225
Net interest income after provision for credit losses	6,565	6,886	6,851	7,068	7,395
Total non-interest income	2,710	2,436	2,404	2,399	2,334
Total non-interest expenses	7,200	6,883	7,035	6,870	6,823
Income tax expense	525	549	497	576	654
Net income	$ 1,550	$ 1,890	$ 1,723	$ 2,021	$ 2,252
Basic and diluted income per share	$ 0.07	$ 0.08	$ 0.07	$ 0.08	$ 0.09

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS
(UNAUDITED)

	For the three-months ended				
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Key Performance Ratios					
Earning assets yield	5.09%	4.94%	4.78%	4.62%	4.39%
Cost of interest-bearing liabilities	2.44%	2.05%	1.70%	1.27%	0.84%
Cost of funds	1.66%	1.38%	1.13%	0.83%	0.55%
Net interest margin	3.52%	3.63%	3.71%	3.83%	3.86%
Return on average shareholders' equity	10.18%	12.38%	11.62%	13.90%	16.25%
Return on average assets	0.76%	0.94%	0.88%	1.05%	1.10%
Efficiency ratio#	74.85%	72.62%	74.80%	72.56%	68.51%
Loan to deposit ratio	89.06%	88.85%	86.01%	83.31%	84.40%
Asset Quality					
Allowance for credit losses to total loans	1.14%	1.10%	1.12%	1.13%	1.15%
Net (recoveries) charge-offs to average loans, annualized	(0.01)%	0.04%	0.03%	0.01%	0.06%
Nonaccrual loans to total loans	0.55%	0.45%	0.42%	0.48%	0.58%
Nonperforming assets to total assets	0.45%	0.38%	0.39%	0.39%	0.47%
Capital Ratios (Bank Only)					
Tier 1 leverage	11.11%	11.06%	11.04%	10.98%	10.40%
Tier 1 risk-based capital	15.33%	15.24%	15.36%	15.35%	15.31%
Total risk-based capital	16.58%	16.46%	16.59%	16.58%	16.50%
Total common equity tier 1 capital	15.33%	15.24%	15.36%	15.35%	15.31%

- The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.

NEW PEOPLES BANKSHARES, INC.
Net Interest Margin Analysis
Average Balances, Income, Expense, and Yields and Rates
Quarter Ended December 31,

(Dollars are in thousands)	2023 Average Balance	2023 Income/ Expense	2023 Yields/ Rates	2022 Average Balance	2022 Income/ Expense	2022 Yields/ Rates
ASSETS						
Loans (1) (2)	$ 629,405	$ 8,841	5.57%	$ 581,223	$ 7,263	4.96%
Federal funds sold	185	2	5.42%	563	5	3.74%
Interest-bearing deposits in other banks	44,754	597	5.29%	84,891	775	3.62%
Taxable investment securities	105,612	570	2.16%	114,904	620	2.16%
Total earning assets	779,956	10,010	5.09%	781,581	8,663	4.40%
Less: Allowance for credit losses	(7,138)			(6,691)		
Non-earning assets	40,090			41,250		
Total assets	$ 812,908			$ 816,140		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 71,499	$ 128	0.71%	$ 84,775	$ 41	0.19%
Savings and money market deposits	160,744	491	1.21%	180,587	128	0.28%
Time deposits	244,744	2,062	3.34%	186,567	455	0.97%
Total interest-bearing deposits	476,987	2,681	2.23%	451,929	624	0.55%
Other borrowings	10,435	96	3.56%	21,467	143	2.60%
Trust preferred securities	16,216	323	7.80%	16,496	276	6.65%
Total interest-bearing liabilities	503,638	3,100	2.44%	489,892	1,043	0.84%
Non-interest-bearing deposits	234,132	-	-%	258,128	-	-%
Total deposit liabilities and cost of funds	737,770	3,100	1.66%	748,020	1,043	0.55%
Other liabilities	14,753			13,139		
Total liabilities	752,523			761,159		
Shareholders' equity	60,385			54,981		
Total liabilities and shareholders' equity	$ 812,908			$ 816,140		
Net interest income		$ 6,910			$ 7,620	
Net interest margin			3.52%			3.86%
Net interest spread			2.65%			3.56%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.
(2) Tax exempt income is not significant and has been treated as fully taxable.

NEW PEOPLES BANKSHARES, INC.
Net Interest Margin Analysis
Average Balances, Income, Expense, and Yields and Rates
Year Ended December 31,

(Dollars are in thousands)	2023 Average Balance	2023 Income/ Expense	2023 Yields/ Rates	2022 Average Balance	2022 Income/ Expense	2022 Yields/ Rates
ASSETS						
Loans (1) (2)	$ 608,705	$ 32,552	5.35%	$ 591,179	$ 27,739	4.69%
Federal funds sold	447	22	4.99%	332	8	2.41%
Interest-bearing deposits in other banks	44,864	2,239	4.99%	76,560	1,514	1.98%
Taxable investment securities	109,303	2,322	2.12%	113,141	2,129	1.88%
Total earning assets	763,319	37,135	4.87%	781,212	31,390	4.02%
Less: Allowance for credit losses	(6,937)			(6,790)		
Non-earning assets	39,719			40,657		
Total assets	$ 796,101			$ 815,079		
LIABILITIES AND SHAREHOLDERS' EQUITY						
Interest-bearing demand deposits	$ 74,939	$ 459	0.61%	$ 74,786	$ 98	0.13%
Savings and money market deposits	164,429	1,442	0.88%	191,136	260	0.13%
Time deposits	221,275	5,681	2.57%	188,010	1,517	0.81%
Total interest-bearing deposits	460,643	7,582	1.65%	453,932	1,875	0.41%
Other borrowings	7,124	260	3.60%	20,370	501	2.46%
Trust preferred securities	16,426	1,274	7.65%	16,496	729	4.42%
Total interest-bearing liabilities	484,193	9,116	1.88%	490,798	3,105	0.63%
Non-interest-bearing deposits	240,121	-	-%	261,834	-	-%
Total deposit liabilities and cost of funds	724,314	9,116	1.26%	752,632	3,105	0.41%
Other liabilities	11,926			4,248		
Total liabilities	736,240			756,880		
Shareholders' equity	59,861			58,199		
Total liabilities and shareholders' equity	$ 796,101			$ 815,079		
Net interest income		$ 28,019			$ 28,285	
Net interest margin			3.67%			3.62%
Net interest spread			2.99%			3.39%

(1) Nonaccrual loans and loans held for sale have been included in average loan balances.
(2) Tax exempt income is not significant and has been treated as fully taxable.